Exhibit 99.1

NAVSTAR MEDIA

FOR IMMEDIATE RELEASE

CONTACTS: Stanley Wunderlich, CEO Consulting for Strategic Growth I Tel: 1-800-625-2236 Fax: 212-337-8089 info@cfsg1.com	Don B. Lee, CEO Navstar Media Holdings, Inc. Tel: 917-417-0538 Fax: 212-310-1682 Leedonb@aol.com

NAVSTAR ANNOUNCES STRATEGIC ACQUISITION

Profitable Dong Fang Adds to Chinese Media Portfolio

NEW YORK, December 23, 2005 – Navstar Media Holdings, Inc. (NVMH.OB) (“Navstar”) announced that it has entered a Master Agreement to assume operation control of and acquire a 70% interest in the combined entity of Dong Fang Zheng Yi Film & TV Communication Co., Ltd. and Beijing Dong Fang Zheng Yi Film Investment Consulting Co., Ltd. (Dong Fang). According to the master Agreement entered into with the shareholders of Dong Fang on December 18, 2005, Navstar will pay $800,000 in cash and issue 6.2 million shares of common stock to effect the purchase. Navstar also agreed to infuse $1.6 million directly into the operations of Dong Fang.

        Dong Fang, formed in 1998, has produced some of the most popular television mini-series in China. Dong Fang’s TV mini-series are carried across China by major national, regional and local TV networks. According to audited financial statements, Dong Fang earned a net income of $661,593 on sales of $2,943,901 for the fiscal year 2004. According to unaudited figures provided by Dong Fang, for the first six months of 2005 the net income reached approximately $719,305 earned on sales totaling $3,279,102. (The figures for the first half of 2005 are subject to final audit and may vary in the final audited report.)

        Dong Fang’s close business relationship with government-owned CCTV and its high quality content affords the airing of its programming throughout the nation on state-owned television stations. The company’s expansion plans include making its productions available on the Internet for those unable to watch at the time of airing.

        Navstar CEO Don B. Lee said, ” Dong Fang is a transformational addition to our portfolio of media offerings in China. Their television production capabilities and distribution system throughout the Chinese market puts them at the forefront of satisfying the explosive growth in demand for media there. We look forward to the synergies that this acquisition will engender. The acquisition of Dong Fang is part of our strategy to grow through both internal growth and acquisitions. We will continue to pursue such growth strategy in the future.”

About Navstar Media Holdings, Inc.

        Navstar Media Holdings, Inc. (NVMH.OB), headquartered in Beijing, recently became a publicly traded U.S. company through a reverse merger. The Company intends to grow through internal expansion and strategic acquisitions in the largest emerging media market in the world. In addition to content production, licensing and distribution, Navstar is also engaged in advertising, televised cultural events, corporate communications and exhibitions.

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Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use words such as “anticipate,” “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. All the unaudited numbers and data provided in this press release are based on estimates according to the knowledge of the Company and may be subject to changes that are beyond the control of the Company. The Company’s future operating results are dependent upon many factors, including but not limited to the Company’s ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under “Search for Company Filings.”

        Consulting For Strategic Growth I, Ltd. (“CFSG”) provides Navstar Media Holdings, Inc. (“Navstar”) with consulting, business advisory, investor relations, public relations and corporate development services. Independent of CFSG’s receipt of cash compensation from Navstar, CFSG may choose to purchase the company’s common stock and thereafter liquidate those securities at any time it deems appropriate to do so.